Exhibit 14.1


                                                              September 21, 2004


                                   SONOMAWEST

                                  HOLDINGS INC

                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       OVERVIEW

         This Code of Business Conduct and Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our customers, vendors, shareholders and with each other. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of SonomaWest Holdings, Inc. (referred to in this Code as the "Company" or "SWHI"). This Code applies to all of our directors, officers and employees (together "Covered Persons"). We expect each Covered Person to conduct him/herself accordingly and seek to avoid even the appearance of improper behavior.

         We have tried to write this policy so that it is consistent with and supportive of all applicable laws. If it turns out that a policy in this Code conflicts with a law, you must comply with the law. If you have any questions about these conflicts or potential conflicts, please consult with your manager about how to handle the situation.

         Those who violate the policies contained in this Code will be subject to disciplinary action, up to and including termination of employment.

II.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. Although we do not expect each Covered Person to know the details of each of these laws, it is important to know enough to determine when to seek advice from managers or other appropriate personnel. You are responsible for discussing with your manager which laws, regulations and SWHI policies apply to your position and what training you might need to understand and comply with them.

III.     CONFLICTS OF INTEREST

         We expect each Covered Person to be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with the Company's interests. A "conflict of interest" exists when a person's private interest interferes or is inconsistent in any way with the interests of the Company. Therefore, a conflict can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, having a financial or investment interest in a vendor, supplier or competitor of the Company may constitute a conflict of interest to the extent such relationship interferes with a Covered Person's ability to act unconditionally on behalf of the Company. Conflicts of interest may also arise when a Covered Person, or members of his or her family, receive improper personal benefits as a result of the Covered Person's position in the Company.

         It is almost always a conflict of interest for a Company employee to serve simultaneously as an employee, consultant or director for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult your manager and, if necessary, higher levels of management. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of his or her manager.

IV.      CONFIDENTIAL INFORMATION AND INSIDER TRADING

         Covered Persons who have access to confidential information or other material non-public information concerning the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. (See Section X below regarding confidentiality generally). All non-public information about the Company should be considered confidential information.

         In addition, it not only violates our policies but is illegal for any Covered Person to use non-public information for his/her personal financial benefit or to "tip" others who might make an investment decision on the basis of such information. In order to assist with compliance with laws against insider trading, the Company has adopted an INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES. This policy is to be distributed to every director, officer and employee as well as anyone else deemed to be an insider under the policy. If you have any questions about the INSIDER TRADING POLICY, please consult the Chief Financial Officer.

V.       CORPORATE OPPORTUNITIES

         In  addition to our policy  against  conflicts  of interest  generally,
Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No Covered Person may use corporate property, information, or position for improper personal gain, and no Covered Person may compete with the Company directly or indirectly. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.      COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. Stealing proprietary information (whether belonging to us or to a third party), possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

         We expect and demand that each Covered Person respect the rights of and deal fairly with our customers, suppliers, competitors and fellow employees. No Covered Person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         We expect each Covered Person to exercise due care and professionalism to avoid undue influence from current or potential customers, vendors, lenders or other business partners of the Company ("Business Partners"). The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Covered Persons should therefore take care not to accept gifts or benefits from Business Partners that might influence their activities on behalf of the Company.




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


VII.     DISCRIMINATION AND HARASSMENT

         We are firmly committed to providing equal opportunity in all aspects of employment and application for employment and to providing a workplace free from harassment of any kind. Harassment includes verbal, physical or visual conduct that creates an intimidating, offensive or hostile working environment or that interferes with work performance. Some examples of harassment include derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances, or other conduct of a sexual nature which creates a hostile work environment or interferes with work performance. We encourage you to promptly report any incident of harassment to your manager or to any other member of management with whom you are comfortable. We will investigate every reported complaint promptly, thoroughly and confidentially, to the extent practicable, consistent with our obligation to investigate thoroughly.

VIII.    HEALTH AND SAFETY

         The Company strives to provide each employee with a safe and healthy work environment. Each Covered Person is responsible for assisting us to maintain a safe and healthy workplace for all persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are strictly prohibited. Covered Persons may not report to work in any condition other than in a manner ready to perform their duties, free from the influence of illegal drugs or alcohol.

IX.      RECORD-KEEPING

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and in order to properly report its activities. All of the Company's books, records, timesheets, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls and procedures. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event you become aware of any litigation or governmental investigation please consult the Company's outside legal counsel. Any correspondence from any state or federal regulator or the Better Business Bureau, or any legal process (including without limitation subpoenas, discovery requests or deposition notices) that you receive must be immediately forwarded to the Company's outside legal counsel.

X.       CONFIDENTIALITY OF COMPANY AND CUSTOMER INFORMATION

         In carrying out the Company's business, Covered Persons often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Each Covered Person must maintain the confidentiality of confidential or proprietary information obtained or entrusted to him/her by the Company, except when disclosure is authorized by the Company's outside legal counsel or required by laws, regulations or legal proceedings. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business, financial performance, results or prospects, customer lists, employee information,


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


terms or fees offered to particular customers, marketing or strategic plans. The obligation to preserve confidential or proprietary information continues even after employment ends.

         Each Covered Person must take precautionary measures to prevent unauthorized disclosure of confidential or proprietary information. Accordingly, such persons should take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential or proprietary information.

XI.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All Covered Persons should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. We expect that you will use our technology and resources in a manner that enhances productivity, enhances our public image, and is respectful of others, including other employees. Personal use of these items and resources should be kept to a minimum, and limited to non-work time, except in emergencies.

XII.     WAIVERS OF THE CODE

         Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or NASDAQ regulations. Other waivers for Covered Persons must be approved by the Company's Chairman of the Board in accordance with any applicable Company policy and must be promptly reported to the Company's outside legal counsel.

XIII.    REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

         All of the policies we describe in this Code sound relatively straight-forward and even self-evident when recited, but can be much more difficult to recognize or apply in real time and real life. We encourage you to talk to your manager or other appropriate personnel whenever you see something that you think may be either illegal or unethical, and particularly if you are not certain about the best course of action in a particular situation. Our policy prohibits retaliation for reports of misconduct by others made in good faith by Covered Persons, and we expect all Covered Persons to cooperate in internal investigations of misconduct.

         In support of these policies, we require Covered Persons to read the Company's COMPLAINT PROCEDURE AND NONRETALIATION POLICY, which describes the Company's procedures for receiving, retaining, and handling complaints regarding accounting, internal accounting controls, or auditing matters. Any Covered Person may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

XIV.     CODE HISTORY

September 21, 2004 Board of Directors adopts the Code.




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


                                                              September 21, 2004

                                   SONOMAWEST

                                  HOLDINGS INC

                   CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS

         SonomaWest Holdings, Inc. (the "Company") has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The Chairman of the Board ("COB") and all senior financial officers, including the Chief Financial Officer ("CFO") are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the COB and senior financial officers are subject to the following additional specific policies:

         l. The COB and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the COB and each senior financial officer to promptly bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company's Disclosure Guidelines and Disclosure Policy.

         2. The COB and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         3. The COB and each senior financial officer shall promptly bring to the attention of the COB and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         4. The COB and each senior financial officer shall promptly bring to the attention of the COB and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

         5.      The  Board  of   Directors   shall   determine,   or  designate
                 appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the COB and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.





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